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                                                                   Exhibit 10.18

                                   Ariba, Inc.
                              1565 Charleston Road
                             Mountain View, CA 94043

                                  July 18, 2001

Mr. Robert M. Calderoni
19753 Minocqua Court
Saratoga, CA 95070

Dear Bob:

               This letter amends your offer letter dated November 22, 2000 ("Offer Letter"), from Ariba, Inc. (the "Company") in the following respects:

               1. Initial Bonus. The Company will, within five (5) business days after the date of this letter, pay you a cash bonus in the amount of $2,000,000, subject to withholding taxes and other deductions required by law (the "Initial Bonus"). In consideration of the Initial Bonus, you hereby agree to waive your right to receive the "Second Option" described in the Offer Letter.

               2. Annual Cash Bonuses. You have issued to Golden Bear Real Estate, L.L.C. ("Golden Bear") a promissory note dated February 1, 2001 in the principal amount of $4,000,000 (the "Note"). Pursuant to the Loan Agreement dated February 1, 2001 (the "Loan Agreement"), between you and Golden Bear, $1,000,000 of the principal amount of the Note plus all interest accrued under the Note prior to the date in question will be forgiven on November 22, 2001, and on November 22 of each of the subsequent three years, subject to certain conditions. On November 22, 2001, and on November 22 of each of the subsequent three years, the Company will pay you a cash bonus in an amount calculated to provide you with after-tax net proceeds equal to the aggregate taxes (including taxes on such cash bonus) that you will be required to pay with respect to the forgiveness of principal amount and accrued interest under the Note. If the forgiveness of any amount due under the Note is accelerated for any reason or if you realize taxable income as a result of issuing the Note for any reason other than the forgiveness of any debt under the Note, then the Company will accelerate payment of the cash bonus(es) to as nearly as practicable match the date(s) when you realize such taxable income. Such accelerated payment shall be made within ten (10) business days after the date on which such forgiveness of the Note is accelerated or the date on which you have realized such taxable income, as the case may be.

               3. Indemnification. In the event that you incur reasonable costs or expenses (including interest, penalties and accounting or legal fees) as a result of the assertion or assessment of taxes with respect to the forgiveness of your debt under the Note, the Company will indemnify you for those costs or expenses on a grossed-up basis that will place you in the after-tax position in which you would have been if you had not

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Mr. Robert Calderoni
July 18, 2001
Page 2

incurred those costs or expenses. The indemnification under this Paragraph 3 will survive the termination of your employment with the Company for any reason or a change in control of the Company. Any costs or expenses for which you are paid a cash bonus under Paragraph 2 above will not be indemnified under this Paragraph 3.

               4. Waiver of Option Grant. You acknowledge that the Company granted you an option to purchase 2,500,000 shares of stock on April 4, 2001. In consideration of this grant and the payments described in this letter agreement, you hereby agree to waive your right to receive the "First Option" described in the Offer Letter.

               Except as so modified hereby the letter, the offer letter will remain in full force and effect. Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter agreement and returning it to me.

                                                   Very truly yours,

                                                   Ariba, Inc.


                                                   By     /s/ Keith Krach
                                                     ---------------------------
                                                        Chief Executive Officer

ACCEPTED AND AGREED TO:

    /s/ Robert M. Calderoni
-----------------------------------                         July 18, 2001
        Robert M. Calderoni